                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.   20549


                                 SCHEDULE 13G


                   Under the Securities Exchange Act of 1934
                            (Amendment No.   1  )*
                                           -----


                            SOUTHWEST BANCORP, INC.
        --------------------------------------------------------------
                               (Name of Issuer)

                    COMMON STOCK, PAR VALUE $1.00 PER SHARE
        --------------------------------------------------------------
                        (Title of Class of Securities)

                                  844767 10 3
        --------------------------------------------------------------
                                (CUSIP Number)

                                 Paul C. Wise
                            Southwest Bancorp, Inc.
                             608 South Main Street
                          Stillwater, Oklahoma  74074
                                (405) 372-2230
          ----------------------------------------------------------
                 (Name, Address and Telephone Number of Person
               Authorized to Receive Notices and Communications)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 5 Pages
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---------------------------                        --------------------
CUSIP No.  844767 10 3                  13G        Page 2 of 5 Pages
---------------------------                        --------------------
-----------------------------------------------------------------------
 1    NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO.
      OF ABOVE PERSON
      PAUL C. WISE
-----------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                (a)[_]
                                                                (b)[_]
-----------------------------------------------------------------------
 3    SEC USE ONLY

-----------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION
      United States
-----------------------------------------------------------------------
                          SOLE VOTING POWER
                     5

   NUMBER OF              735,311

    SHARES           --------------------------------------------------
                          SHARED VOTING POWER
  BENEFICIALLY       6

   OWNED BY               0
                     --------------------------------------------------
     EACH                 SOLE DISPOSITIVE POWER
                     7
   REPORTING              735,311
                     --------------------------------------------------
  PERSON WITH             SHARED DISPOSITIVE POWER
                     8
                          0
-----------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

      735,311
-----------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
      SHARES*

-----------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      19.5%
-----------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
-----------------------------------------------------------------------


                               Page 2 of 5 Pages
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Item 1(a)       Name of Issuer:
                ---------------
                Southwest Bancorp, Inc.

Item 1(b)       Address of Issuer's Principal Executive Offices:
                -----------------------------------------------
                608 South Main Street
                Stillwater, Oklahoma  74074

Item 2(a)       Name of Person Filing:
                ----------------------
                Paul C. Wise

Item 2(b)       Address of Principal Business Office, or if None,
                -------------------------------------------------
                Residence:
                ---------
                608 South Main Street
                Stillwater, Oklahoma 74074

Item 2(c)       Citizenship:
                -----------
                See Row 4 of the second part of the cover page.

Item 2(d)       Title of Class of Securities:
                ----------------------------
                Common Stock, par value $1.00 per share

Item 2(e)       CUSIP Number:
                ------------
                844767 10 3

Item 3          If this statement is filed under Rule 13d-1(b) or
                -------------------------------------------------
                Rule 13d-2(b), check whether the person filing is a:
                ---------------------------------------------------

                - Not Applicable since this statement is being filed
                  under Rule 13d-1(c).

Item 4(a)       Amount Beneficially Owned:  See Row 9 of the second part of
                -------------------------
                the cover page.

Item 4(b)       Percent of Class:  See Row 11 of the second part of the
                ----------------
                cover page.

Item 4(c)       Number of shares as to which such person has:
                --------------------------------------------
                See Rows 5-8 of the second part of the cover page.

Item 5          Ownership of Five Percent or Less of a Class:
                --------------------------------------------
                                Not Applicable

Item 6          Ownership of More than Five Percent on Behalf of Another Person:
                ---------------------------------------------------------------
                                Not Applicable

                               Page 3 of 5 Pages

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Item 7          Identification and Classification of the Subsidiary Which
                ---------------------------------------------------------
                Acquired the Security Being Reported on by the Parent Holding
                -------------------------------------------------------------
                Company:  Not Applicable
                -------

Item 8          Identification and Classification of Members of the Group:
                ---------------------------------------------------------
                Not Applicable

Item 9          Notice of Dissolution of Group:  Not Applicable
                -------------------------------

Item 10         Certification:  Not Applicable since statement is
                -------------
                not being filed under Rule 13d-1(b).

                               Page 4 of 5 Pages

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                                   SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



/s/ Paul C. Wise                             2/7/97
-------------------                     -----------------
Paul C. Wise                                  Date




                               Page 5 of 5 Pages